Legal Opinion Letter

From: Beijing Guo Huan Law Firm (“we” or “us”, a PRC Law Firm)

To: Mclaren International Holdings Limited (“you”, “MIH” or the “Company”)

Dated: March 13, 2026

Re:  Registration Statement on Form F-1 of the Company                                          .

Dear Sir/Madam:

We, Beijing Guo Huan Law Firm, are a law firm duly licensed in the PRC. We have been engaged by you to act as your PRC attorney to issue this Legal Opinion Letter (this “Letter”) regarding your proposed initial public offering (“IPO”) and listing on the NASDAQ Capital Markets (“NASDAQ”) in the U.S. (the “Proposed Transactions”).

Whereas:

(A)We have been engaged by you, a Cayman Islands company, in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) of shares of the Company, pursuant to a registration statement on Form F-1 initially filed by the Company with the Commission on March 13, 2026, as amended (the “Registration Statement”). This Letter is being given in accordance with the relevant sections of the Registration Statement, as it pertains to the portions of PRC laws set forth below;

(B)We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those documents. As to questions of fact material to this Letter, we have, to the extent deemed appropriate, relied upon certain representations of you and certain officers and employees of the Company.

(C)Terms defined herein:

Terms	Definitions
China or PRC	The People’s Republic of China, but excluding Hong Kong, Macau, and Taiwan;
CSRC	China Securities Regulatory Commission;
Trial Measures	Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies;
CAC	Cyberspace Administration of China;
Cybersecurity Measures	Measures for Cybersecurity Review.

Mclaren International Holdings Limited

Based upon the foregoing, we are of the opinions that:

1.The Company and the Proposed Transactions are not subject to the CSRC review, approval, or registration requirements under the Trial Measures;

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC.

According to Article 2 of the Trial Measures, indirect overseas issuance and listing of domestic enterprises refers to the overseas issuance and listing of enterprises with main business activities in China, in the name of enterprises registered overseas, based on the equity, assets, income or other similar rights and interests of domestic enterprises. At the same time, the Trial Measures further clarify the situation of indirect overseas listing:

(a)The operating revenue, total profit, total assets, or net assets of domestic enterprises in the most recent fiscal year, with any indicator accounting for more than 50% of the issuer’s audited consolidated financial statements for the same period; and

(b)The main links of business activities are carried out within China, or the main premises are located within China, or the majority of senior management personnel responsible for business management are Chinese citizens or have their habitual residence within China.

The above conditions must be met simultaneously to be recognized as indirect overseas listing; but it also stipulates that indirect overseas listing should be recognized based on the principle of substance over form.

According to the provisions of the Trial Measures, for those directly listed overseas, the issuer shall file a record with the China Securities Regulatory Commission. For indirect overseas listing, the issuer shall designate a major domestic operating entity as the domestic responsible person and file with the China Securities Regulatory Commission.

In addition, the trial measures also stipulate that domestic enterprises that fail to fulfill the required filing, false records, or misleading statements shall be ordered by the China Securities Regulatory Commission to make corrections, given a warning, and fined between 1 million and 10 million yuan; warn the directly responsible person and impose a fine of not less than 500,000 yuan but not more than 5 million yuan. If the controlling shareholder or actual controller of a domestic enterprise organizes or instructs, a fine of not less than 1 million yuan but not more than 10 million yuan shall be imposed.

At the same time, according to the trial measures, if it is found that the overseas issuance and listing do not meet the filing conditions before being listed, domestic enterprises

Mclaren International Holdings Limited

should be required to suspend or terminate the overseas issuance and listing. If the filing has already been made, the filing can be revoked.

To the best of our knowledge, as confirmed by the Company: (i) it does not have, nor does it currently intend to establish, any subsidiary nor plan to enter into any contractual arrangements to establish a VIE structure with any entity in the PRC; (ii) it is not controlled by any PRC entity or individual; (iii) it does not have any operation in the PRC, nor does it have any partnership or cooperation with any PRC entity or individual; (iv) it does not possess any core data or important data of the PRC, or any information which affects or may affect national security of the PRC; the number of personal information for PRC users held by the Company is less than 1 million; (v) the operating subsidiaries are incorporated in Hong Kong and operate in Hong Kong, and their officers and all members of the Board are based in Hong Kong and are not Mainland China citizens; (vi) no revenue of the Company and its operating subsidiaries is generated from the PRC; and (vii) CAC and other PRC governmental agencies or administration have not contacted them in connection with the Company’s proposed listing on NASDAQ.

Accordingly, we are of the opinion that the Company is not considered a domestic enterprise under the Trial Measures. The trial measures do not apply to the Company, and its listing on NASDAQ does not require fulfilling the filing procedure to the CSRC.

2.The Company and the Proposed Transactions are not subject to the CAC review, approval, or registration requirements under the Cybersecurity Measures;

Given that (i) the Measures for Cybersecurity Review provides that network platform operators and operators of critical information infrastructure shall subject to cybersecurity review under certain circumstances; (ii) Article 4 of Personal Information Protection Law clearly defines personal information; To the best of our knowledge after due inquiry and as confirmed by the Company, as of the date of This Letter, (i) the number of personal information for PRC users held by the Company is less than 1 million, (ii) the Company is not recognized as an “operator of critical information infrastructure” by any authentic authority.

In view of the above and based on our understanding of the current PRC Laws, the Company is not required to obtain permission from the CAC, to conduct its operations and the Offering.

3.Qualifications. This Letter and the Opinions opined herein are further subject to the following qualifications:

3.1The above analysis has not been confirmed with the CSRC or CAC.

3.2This Letter is limited to the PRC Laws of general application on the date hereof. We have

Mclaren International Holdings Limited

made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC. We do not issue this Letter with respect to: (i) any political or policy matters of the PRC, (ii) the laws of any other jurisdictions (such as Hong Kong, the U.S., etc.), (iii) any financial, tax or audit matters, or (iv) any operational matters of the Company.

3.3The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation thereof or enforcement thereof, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

3.4This Letter is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter.

3.5This Letter is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.6This Letter is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

3.7Unless otherwise stated herein, this Letter is issued solely based on the documents we have received from the Company as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and Governmental Agencies.

3.8Except as may be expressly described herein, we have not undertaken any independent investigation to determine the existence or absence of any facts; and no inference as to our knowledge of the existence or absence of such facts should be drawn from our serving as counsel in giving this Letter and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Letter.

Mclaren International Holdings Limited

3.9If a person for whose benefit our letter is given is actually aware of or believes there to be a false or misleading statement or an omission of the information requested to be provided to us in connection with the work performed by us in rendering this Letter, that person may not rely on this Letter in relation to that statement or omission and should seek legal advice on the specific matter concerned.

4.We hold ourselves out as only having legal expertise and our statements in this Letter are made only to the extent that a law firm practicing PRC law in PRC.

5.This Letter is given for the benefit of the addressee hereof. According to the Administrative Measures on the Engagement of Law Firms for Securities Services issued by the Ministry of Justice of the PRC and the CSRC on 9 March 2007, the same law firm shall not concurrently issue legal opinions for both the issuer and underwriter for the same securities issue. So under no circumstances shall the underwriter be permitted to use or rely on any statement of opinion or fact set out in this Letter.

6.We hereby consent to the use of this Letter in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Beijing Guo Huan Law Firm

Beijing Guo Huan Law Firm

Jiang Jing

PRC Attorney & Partner

Tel: +86 139 1030 7135

JiangJing@GuoHuanLaw.Com

www.GuoHuanLaw.com